Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 1, 2018

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		410-374-1510, ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS FOR 2017 OF $2.28 PER SHARE

HAMPSTEAD, MARYLAND (February 1, 2018) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the year ended December 31, 2017 was $3,789,241, or $2.28 per common share compared to $3,909,129, or $2.37 per common share in 2016. Net income for 2017 was significantly affected by $410,391, or $0.25 per common share in additional income tax expense recognized in the quarter ended December 31, 2017 as a result of the Tax Cuts and Jobs Act enacted in December 2017. While a permanent reduction of the federal corporate income tax rate from 34% to 21% will take effect in 2018, the enactment of the law during 2017 required the Company to revalue its net deferred tax asset in 2017. Without the additional tax expense, the Company’s net income would have been $4,199,632, or $2.53 per common share.

Return on average equity was 9.26% in 2017 compared to 10.26% in 2016. Return on average assets was 0.96% in 2017 compared to 1.08% in 2016. Excluding the additional tax expense noted above, the return on equity would have been 10.26% and the return on assets would have been 1.06%. Cash dividends paid to stockholders in 2017 increased 9% to $0.76 per common share from $0.70 per common share in 2016.

Net income before taxes in 2017 decreased $144,394 from the amount recorded in 2016 due to an increase in noninterest expense of $488,477, an increase in the provision for loan losses of $410,000, and a decrease in noninterest income of $128,103, offset by an increase in net interest income of $882,186.

The primary reasons for the increase in noninterest expense were higher compensation and benefit costs as a result of several new positions and normal salary increases, higher legal and professional costs due to the SEC registration process and the implementation of the new dividend reinvestment plan as well as delinquent loan collection costs, and expenses of the captive insurance subsidiary. The provision for loan losses increased due to a larger loan portfolio and a delinquent commercial real estate loan that management identified as impaired during 2017. The decrease in noninterest income was due primarily to decreases in mortgage banking income and service charges, and an increase in REO losses, offset by an increase in the gain on sale of loans. The increase in net interest income was due to an increase in average interest earning assets of $37 million, offset by a decline in the net yield of 17 basis points. The net yield continues to decline as deposit rates have begun to rise and loan pricing remains flat as a result of intense competition and the flattening yield curve.

Total assets at December 31, 2017 were $403 million, an increase of 6% from the $380 million recorded at December 31, 2016. The loan portfolio increased 13% to $333 million at December 31, 2017 from $295 million at December 31, 2016. Deposits increased 6% to $320 million at December 31, 2017 from $303 million at the end of 2016. The book value of the common stock of the Company was $25.06 per share at December 31, 2017, compared to $23.55 per share at the end of 2016.

James R. Bosley, Jr., President and CEO, commented "We are very pleased with our strong results for 2017, especially the 13% increase in the loan portfolio which, along with the lower federal income tax rate, has the Company positioned for a very successful 2018.”

Net income for the three months ended December 31, 2017 was $656,339 or $0.39 per common share, compared to $1,016,101 or $0.61 per common share for the same period in 2016. Excluding the additional tax expense noted above, the Company’s net income would have been $1,066,730, or $0.64 per common share.

About the Company

Farmers and Merchants Bancshares, Inc. is a registered bank holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating over 98 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	Year Ended December 31,
	2017	2016
	(Unaudited)
Assets

Cash and due from banks	$6,235,186	$12,334,358
Federal funds sold and other interest bearing deposits	1,002,199	978,557
Cash and cash equivalents	7,237,385	13,312,915
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	28,433,391	34,385,939
Securities held to maturity	18,204,182	17,987,628
Federal Home Loan Bank stock, at cost	1,063,600	778,300
Loans held for sale	327,700	884,500
Loans, less allowance for loan losses of $2,458,911 and $2,363,086	332,533,706	295,286,572
Premises and equipment	5,206,271	5,449,678
Accrued interest receivable	1,020,256	956,963
Deferred income taxes	998,032	1,029,019
Other real estate owned	265,500	414,000
Bank owned life insurance	6,891,590	6,721,003
Other assets	622,856	2,524,842
	$402,904,469	$379,831,359

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$64,403,133	$62,791,835
Interest-bearing	255,393,291	239,923,301
Total deposits	319,796,424	302,715,136
Securities sold under repurchase agreements	21,768,507	27,226,159
Federal Home Loan Bank of Atlanta advances	17,000,000	9,000,000
Accrued interest payable	202,038	141,903
Other liabilities	2,338,568	1,735,884
	361,105,537	340,819,082
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 1,667,813 shares in 2017
and 1,656,390 shares in 2016	16,678	16,564
Additional paid-in capital	26,869,796	26,562,919
Retained earnings	15,306,625	12,713,099
Accumulated other comprehensive income	(394,167)	(280,305)
	41,798,932	39,012,277
	$402,904,469	$379,831,359

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)

Interest income
Loans, including fees	$3,944,220	$3,651,644	$15,189,238	$14,024,899
Investment securities - taxable	151,790	184,423	710,438	762,383
Investment securities - tax exempt	143,293	141,743	597,919	501,530
Federal funds sold and other interest earning assets	25,111	14,381	97,208	62,685
Total interest income	4,264,414	3,992,191	16,594,803	15,351,497

Interest expense
Deposits	377,424	293,265	1,378,308	1,098,987
Securities sold under repurchase agreements	40,419	47,930	161,914	144,620
Federal Home Loan Bank advances and other borrowings	48,261	27,690	167,018	102,513
Total interest expense	466,104	368,885	1,707,240	1,346,120
Net interest income	3,798,310	3,623,306	14,887,563	14,005,377

Provision for loan losses	60,000	-	410,000	-

Net interest income after provision for loan losses	3,738,310	3,623,306	14,477,563	14,005,377

Noninterest income
Service charges on deposit accounts	175,684	195,014	700,791	758,075
Mortgage banking income	93,715	124,039	279,364	471,982
Bank owned life insurance income	41,248	44,896	170,588	179,622
Gain (loss) on sale and writedown of other real estate owned	(148,500)	(57,065)	(148,500)	(57,065)
Gain on sale of commercial loans	5,688	-	223,251	-
Other fees and commissions	31,485	25,714	111,600	112,583
Total noninterest income	199,320	332,598	1,337,094	1,465,197

Noninterest expense
Salaries	1,260,819	1,299,031	4,931,432	4,661,703
Employee benefits	292,865	291,838	1,289,263	1,217,508
Occupancy	180,595	162,503	684,173	649,055
Furniture and equipment	153,220	175,055	644,576	649,865
Other	557,640	571,216	2,473,658	2,356,494
Total noninterest expense	2,445,139	2,499,643	10,023,102	9,534,625

Income before income taxes	1,492,491	1,456,261	5,791,555	5,935,949
Income taxes	836,152	440,160	2,002,314	2,026,820
Net income	$656,339	$1,016,101	$3,789,241	$3,909,129

Earnings per share - basic and diluted	$0.39	$0.61	$2.28	$2.37